Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 22, 2014, audited by JonesBaggett LLP, who merged with Whitley Penn LLP as of November 1, 2014, with respect to the consolidated financial statements of Veritex Holdings, Inc. and Subsidiary for the year ended December 31, 2012 included in the Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this Registration Statement on Form S-3.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Whitley Penn LLP

Dallas, Texas
November 23, 2015